Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mike Van Handel

Chief Financial Officer
Manpower Inc.
+1.414.906.6305

French Authorities Initiate Inquiry

MILWAUKEE, WI, USA, November 30, 2004 – Manpower Inc. (NYSE: MAN) was informed today that the French authorities have commenced an investigation of the company and certain of its competitors.  The company understands that the investigation relates to alleged violations of European Union and French competition laws.  The company is reviewing the situation and is cooperating with the authorities in the investigation.  As the investigation is in its early stages, no further comment is available at this time.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle.  The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services.  Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations.  The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities.  In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street.  More information on Manpower Inc. is available at www.manpower.com.

MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE +1.414-961-1000 • www.manpower.com